Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of June 30, 2014 (the "Effective Date"), by and between PishPosh, Inc., a Nevada corporation (the "Company"), and Bernard Warman (the "Executive").

WHEREAS, the Executive currently serves as a Company Director and Officer;

WHEREAS, the Company recognizes that the Executive is expected to continue to have a key role in guiding the Company and in developing the Company's business;

WHEREAS, the Company has determined that appropriate arrangements should be taken to encourage the continued attention and dedication of the Executive to his assigned duties without distraction;

WHEREAS, in consideration of the Executive's employment with the Company, the Company desires to provide the Executive with certain compensation and benefits as set forth in this Agreement;

WHEREAS, as of the date of this Agreement, the Company wishes to continue Executive's service under the terms of an employment agreement on the terms set forth herein, which shall supersede all previous agreements regarding Executive's service as a director and employment by the Company; and

WHEREAS, the Executive desires to be employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Position and Duties.

(a)           The Executive shall serve as the [Executive Chairman/President] and will report to the Company's Board of Directors (the "Board") during the Term and any Renewal Term (as hereinafter defined).

(b)           The Company agrees to propose to the shareholders of the Company at each appropriate meeting of such shareholders during the Term and any Renewal Term, the election and/or reelection of the Executive as a member of the Board. Provided the Executive is elected by the shareholders to the Board, the Board of Directors may elect the Executive as Chairman of the Board ("Chairman"). So long as the Executive is an employee of the Company, the Executive shall not receive additional compensation for service as a Director or as Chairman. In addition, without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company's subsidiaries or affiliates if so elected or appointed from time to time.

(c)           The Executive shall have active and general supervision and management over the business and affairs of the Company and shall have full power and authority to act for all purposes for and in the name of the Company in all matters except where action of the Board is required by law, the Company's Bylaws or resolutions of the Board, and shall have such other duties and responsibilities as the Board shall designate that are consistent with Executive's position. For purposes of the applicability of the Company compensation plans to the Executive, Executive shall be considered an "employee." The Executive shall use his best efforts to faithfully and efficiently perform the duties and responsibilities assigned to him hereunder and shall devote substantially all of his business time to the performance of his duties with the Company; provided, the Executive shall be entitled to (i) serve as a member of the board of directors of unaffiliated companies, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, (iii) manage the Executive's personal and family investments, and (iv) engage in and/or have an ownership interest in other noncompeting businesses, in all events so long as such activities do not materially interfere with the performance of the Executive's duties to the Company or create an actual or potential conflict of interest or the appearance thereof. In addition, the Executive has disclosed to the Company his involvement in entities and investments other than the Company (collectively, the "Outside Activities"). The Company shall permit the Executive to continue to engage in the Outside Activities provided that the Executive agrees to disclose to the Board any actual or potential conflict of interest arising out of any such Outside Activity and the Board, in its good faith judgment, determines that such Outside Activity does not conflict with the Executive's fiduciary duties to the Company or creates any appearance of such a conflict.

2.           Term. This Agreement and Executive's employment hereunder shall be for an initial term of two (2) years commencing on the date hereof (the "Effective Date") and ending on the second anniversary of the Effective Date (the "Expiration Date"), unless terminated earlier by the Company or the Executive pursuant to Section 4 of this Agreement (the "Term"). Thereafter, this Agreement shall automatically be renewed and the Term shall be extended for additional consecutive terms of one (1) year (each a "Renewal Term"), unless such renewal is objected to by either the Company or the Executive upon ninety (90) days written notice prior to the commencement of the next Renewal Term. In the event of renewal, the last day of each Renewal Term shall be deemed the new Expiration Date.

3.           Compensation and Related Matters.

(a)           Base Salary. The Executive's initial annual base salary shall be $250,000, less applicable withholdings (the "Base Salary"); provided, however, the Base Salary shall be reduced by $100,000 during the first year of the Term. The Base Salary shall be payable in accordance with the Company's normal payroll procedures in effect from time to time. The Board shall review the Base Salary annually and may increase the Base Salary, and the term "Base Salary" shall refer to such increased amount.

(b)           Annual Bonus. During the Term and any Renewal Term, the Executive may receive additional annual cash and/or stock bonuses, in respect of each full or partial fiscal year of the Company occurring during the Term and any Renewal Term, as well as other cash and/or stock bonuses, as determined in the sole discretion of the Board based on its assessment of Company and individual performance in relation to performance targets, a subjective evaluation of Executive's performance or such other criteria as may be established by the Board (the "Annual Bonus").

(c)           Long Term Incentive Plan. The Executive shall be entitled to participate in all bonus plans, policies, practices, policies and programs adopted by the Company and applicable generally to senior executives and employees of the Company.

(d)           Equity Incentive Plan. The Executive shall be entitled to participate in any and all plans providing for awards of equity or instruments convertible into equity adopted by the Company and applicable generally to other senior executives and employees of the Company.

(e)           Business Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers and employees.

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(f)            Other Benefits. The Executive shall be entitled to participate in all pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives and employees of the Company.

(g)           Health Insurance. The Company shall provide the Executive with health insurance for the Executive and his dependents. The insurance coverage provided shall be not less than what the Executive has prior to this agreement and in any event not less than a "Platinum" plan available to New Jersey residents under the Affordable Care Act.

(h)           Vacation. The Executive shall be entitled to accrue up to six weeks paid vacation days in each year, which shall be accrued ratably. The Executive shall also be entitled to all paid holidays given by the Company to its executives and employees.

(i)            Withholding. All amounts payable to the Executive under this Section 3 shall be subject to all required federal, state and local withholding, payroll and insurance taxes.

4.           Termination. The Executive's employment may be terminated and this Agreement terminated under the following circumstances:

(a)           Death. The Executive's employment hereunder shall terminate upon his death.

(b)           Disability. The Company may terminate the Executive's employment if the Executive becomes subject to a Disability. For purposes of this Agreement, "Disability" has the meaning set forth in Section 22(e)(3) of the United States Internal Revenue Code (the "Code").

(c)           Termination by Company for Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means the Executive's: (i) willful misconduct or gross negligence which causes harm to the Company; (ii) fraud, embezzlement or other material dishonesty with respect to the Company; (iii) conviction, plea of nolo contendere, guilty plea, or confession to a felony or any lesser crime of which fraud, embezzlement, or moral turpitude is an element; or (iv) a material breach of this Agreement, provided that a breach of this Agreement, if curable, shall not constitute Cause unless the Company has provided the Executive with (x) written notice of the acts or omissions giving rise to a termination of his employment for Cause; (y) the opportunity to correct the act or omission within thirty (30) days after receiving the Company's notice (the "For Cause Cure Period"); and (z) an opportunity to be heard before the Board with the Executive's counsel present prior to the Board's decision to terminate the Executive's employment for Cause.

(d)           Termination by the Company without Cause. The Company may not terminate the Executive's employment during any Term or Renewal Term without Cause.

(e)           Termination by the Executive (without Good Reason). The Executive may terminate his employment at any time for any reason other than a Good Reason upon ninety (90) days prior written notice to the Company, in which case the Company may, in its sole discretion, make such resignation effective earlier than any Termination Date (as hereinafter defined) set forth in such notice.

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(f)            Termination by the Executive for Good Reason. The Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means: (i) a material reduction in the Executive's Base Salary; (ii) a material diminution in the Executive's responsibilities as Executive Chairman; (iii) the assignment of duties to the Executive materially inconsistent with his position as Executive Chairman; (iv) the requirement that the Executive relocate his primary place of employment more than 20 miles from Lakewood, New Jersey (unless such location is closer to the Executive's primary residence); or (v) the Company's material breach of this Agreement; provided that, within ninety (90) days of the Company's act or omission giving rise to a resignation for Good Reason, the Executive notifies the Company in a writing of the act or omission, the Company fails to correct the act or omission within thirty (30) days after receiving the Executive's written notice (the "Good Reason Cure Period") and the Executive actually terminates his employment within sixty (60) days after the date the Company receives the Executive's notice.

(g)           Expiration. Executive's employment shall terminate on the Expiration Date.

(h)           Termination Date. The "Termination Date" means: (i) if the Executive's employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive's employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive's employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice, unless the circumstances giving rise to the termination are subject to the For Cause Cure Period, in which case the date on which the Company provides the Executive a written termination notice following the end of the For Cause Cure Period; (iv) if the Executive resigns his employment without Good Reason under Section 4(e), thirty (30) days after the date on which the Executive provides the Company a written termination notice, unless the Company makes such resignation effective earlier than such date; (v) if the Executive resigns his employment with Good Reason under Section 4(f), the date on which the Executive provides the Company a timely written termination notice following the end of the Good Reason Cure Period; and (vi) the Expiration Date if the Executive's employment terminates under Section 4(g).

(i)            Medical Leave. Executive will be excused from his duties for up to four (4) weeks per year for unpaid medical leave in connection with bona fide serious medical conditions for himself or an immediate family member. Such absence will not be deemed a default or abandonment of his duties and responsibilities.

5.             Compensation upon Termination.

(a)           Termination by the Company for Cause; by the Executive without Good Reason; or upon the Expiration Date. If the Executive's employment with the Company is terminated pursuant to Sections 4(c), 4(e), or 4(g), the Company shall pay or provide to the Executive the following amounts through the Termination Date: any earned but unpaid Base Salary, unpaid expense reimbursements, and any vested benefits the Executive may have under any employee benefit plan of the Company (the "Accrued Obligations") on or before the time required by law but in no event more than thirty (30) days after the Executive's Termination Date (the "Payment Time"). All of the Executive's unvested equity awards will be immediately canceled as of the Termination Date, and any vested Company stock options shall be exercisable in accordance with the terms and conditions set forth in the related equity plan(s) and/or award agreement(s), or as otherwise set forth on Exhibit A to this Agreement.

(b)           Death; Disability. If the Executive's employment terminates because of his death as provided in Section 4(a) or because of a Disability as provided in Section 4(b), then the Executive (or his authorized representative or estate) shall be entitled to:

(i)       The Accrued Obligations earned through the Termination Date (payable at the Payment Time).

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(ii)      a pro-rata portion of the Executive's Annual Bonus for the fiscal year in which the Executive's termination occurs based on the actual achievement of performance criteria for that year (determined by multiplying the amount of such bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) payable at the same time bonuses for such year are paid to other senior executives of the Company (the "Pro-Rata Bonus").

(iii)     Vesting for all previously granted outstanding equity-incentive awards subject to time-based vesting criteria will be accelerated as if the Executive continued to provide services to the Company for twelve (12) months following the Termination Date; any outstanding equity-incentive awards subject to time-based vesting criteria that would not vest during the twelve (12) months following the Termination Date will be forfeited. Any vested stock options shall be exercisable in accordance with the terms and conditions set forth in the related equity plan(s) and/or award agreement(s), or as otherwise set forth on Exhibit A to this Agreement.

(iv)     Subject to the Executive's or, in the event of his death, his eligible dependents' timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall reimburse the Executive and/or his eligible dependents the monthly premium payable to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive's eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the "Act") or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(v)      In the case of a termination due to Disability, in addition to the aforementioned benefits, continuation of the Base Salary in effect on the Terminate Date until the earlier of (A) the twelve month anniversary of the Terminate Date, and (B) the date Executive is eligible to commence receiving payments under the Company's long-term disability policy. If the net compensation from the Base Salary is greater than the net compensation from the longterm disability policy, the Company, through the twelve month anniversary of the Termination Date will compensate the Executive's estate the difference in net compensation.

(c)           Termination by the Executive with Good Reason. If the Executive terminates his employment for Good Reason as provided in Section 4(f), then the Executive shall be entitled to the following:

(i)       The Accrued Obligations earned through the Termination Date (payable at the Payment Time).

(ii)      Severance in a single lump sum installment in amount equal to the Base Salary at the rate in effect on the Termination Date (but without giving effect to any reduction if one or all of the bases for Executive's resignation for Good Reason includes Section 4(f)(i)). The severance is payable no later than thirty (30) days following the Termination Date.

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(iii)     Vesting in any and all previously granted outstanding equity-based incentive awards subject to time-based vesting criteria shall be accelerated to the Termination Date. Any vested stock options shall be exercisable in accordance with the terms and conditions set forth in the related equity plan(s) and/or award agreement(s), or as otherwise set forth on Exhibit A to this Agreement.

(iv)     Subject to the Executive's timely election of continuation coverage under COBRA, the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive's eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(d)           Change of Control: Termination by the Executive with Good Reason. If the Executive terminates his employment for Good Reason as provided in Section 4(f), and such termination occurs (x) at the same time as, or within the twelve (12) month period following, the consummation of a Change in Control (as defined in the 2014 Stock Option Plan) or (y) within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Executive's Termination Date, then the Executive shall be entitled to the following:

(i)       The Accrued Obligations earned through the Termination Date (payable at the Payment Time).

(ii)      Severance in a single lump sum installment in amount equal to one time the Base Salary at the rate in effect on the Termination Date (but without giving effect to any reduction if one or all of the bases for Executive's resignation for Good Reason includes Section 4(f)(i)). If the Base Salary has been reduced either 60 days prior to a Change in Control or within twelve months following a Change in Control then severance shall be based upon the previously highest Base Salary. The severance is payable no later than thirty (30) days following the Termination Date.

(iii)     Full vesting of any and all outstanding previously granted equity-based incentive awards subject to time-based vesting criteria. Any vested stock options shall be exercisable in accordance with the terms and conditions set forth in the related equity plan(s) and/or award agreement(s), or as otherwise set forth on Exhibit A to this Agreement.

(iv)     Subject to the Executive's timely election of continuation coverage under COBRA, the Company shall reimburse the Executive the monthly premium payable to continue his and his eligible dependents' participation in the Company's group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive's eligible dependents) for a period of twelve (12) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Act or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

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(e)           No Mitigation or Offset. In the event of any termination of Executive's employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against any amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

(f)           Effect of Termination on Officer and Board Positions. Any termination of the Executive with respect to the Executive's standing as an executive officer and/or Board Member must expressly designate which such role is subject to termination. The termination of the Executive as an Officer will not automatically terminate the Executive's Board status unless the termination so states; the Executive must resign from his Board position as a condition to receiving any of the payments set forth in this Section 5.

6.           Section 409A Compliance.

(a)           All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)           To the extent that any of the payments or benefits provided for in Section 5(b), (c) or (d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the Code, the following interpretations apply to Section 5:

(i)          Any termination of the Executive's employment triggering payment of benefits under Section 5(b), (c) or (d) must constitute a "separation from service" under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of the Executive's employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive's employment terminates), any benefits payable under Section 5(b), (c) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on the Executive's part, but shall only act as a delay until such time as a "separation from service" occurs.

(ii)         If the Executive is a "specified employee" (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b), (c) or (d) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive's death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive's death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5(b), (c) or (d) of this Agreement.

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(iii)      It is intended that each installment of the payments and benefits provided under Section 5(b), (c) or (d) of this Agreement shall be treated as a separate "payment" for purposes of Section 409A of the Code.

(iv)      Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

7.             Excess Parachute Payments.

(a)           To the extent that any payment, benefit or distribution of any type to or for the benefit of the Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or other equity-based awards) (collectively, the "Total Payments") would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in the Executive receiving a net after tax amount that exceeds the net after tax amount the Executive would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless the Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or similar awards, then by reducing or eliminating any accelerated vesting of restricted stock or similar awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 7(a) shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

(b)           If the Total Payments to the Executive are reduced in accordance with Section 7(a), as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 7(a), it is possible that Total Payments to the Executive which will not have been made by the Company should have been made ("Underpayment") or that Total Payments to the Executive which were made should not have been made ("Overpayment"). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event of an Overpayment, then the Executive shall promptly repay to the Company the amount of any such Overpayment together with interest on such amount (at the same rate as is applied to determine the present value of payments under Section 280G of the Code or any successor thereto), from the date the reimbursable payment was received by the Executive to the date the same is repaid to the Company

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8.             Confidentiality and Restrictive Covenants.

(a)           Covenant Against Disclosure. All Confidential Information (defined below) relating to the business and operations of the Company is, shall be and shall remain the sole property and confidential business information of the Company, free of any rights of the Executive. The Executive shall not make any use of the Confidential Information except in the performance of his duties hereunder and shall not disclose any Confidential Information to third parties, without the prior written consent of the Company. "Confidential Information" includes without limitation such documents as business plans, source code, documentation, intellectual property, financial analysis, marketing plans, customer names, customer lists, customer data, contracts and other business information, including the information of the Company, existing or prospective customers, clients, investors or other third parties with whom the Company hereto has relationships or conducts business that may be disclosed to Employee as part of Employee's employment. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the Confidential Information are in the public domain.

(b)           Return of Company Property and Records. On the Termination Date or on any prior date upon the Company's written demand, the Executive will surrender to the Company all property and equipment belonging to the Company and will return all Confidential Information in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof). The Executive will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(c)           Nonsolicitation. During the Term, any Renewal Term and through the second anniversary of the Termination Date (the "Restricted Period"), the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i)       persuade or attempt to persuade any customer of the Company to cease doing business with the Company, or to reduce the amount of business any customer does with the Company;

(ii)      solicit for himself or any entity the business of a customer of the Company, or solicit any business which was a customer of the Company in competition with the Company within twelve (12) months prior to the termination of the Executive's employment; or

(iii)     persuade or attempt to persuade any employee of the Company to leave the employ of the Company, or hire or engage, directly or indirectly, any individual who was an employee of the Company within one (1) year prior to the Executive's Termination Date.

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9.           Noncompetition. The Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that the Executive's performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Restricted Period, Executive agrees that Executive shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the Termination Date, or in which they have proposed, on or prior to such date, to be engaged in on or after such date at any time during the twelve (12) month period ending with the Terminate Date, in any locale of any country in which the Company conducts business as of the Termination Date. This Section 9 shall not prevent the Executive from owning not more than two percent (2%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business.

10.         D&O Insurance. At the request of the Executive, the Company shall obtain and continue for as long as Executive is employed by the Company, directors' and officers' insurance coverage ("D&O Insurance") at levels no less than $5,000,000 with an insurance company rated "A" or higher.

11.         Waiver According to Nevada Revised Statutes. Pursuant to NRS § 78.070(8), except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to the Executive in his capacity as a director or executive officer of the Company, the Board have renounced on behalf of the Company and its shareholders all interest and expectancy to (or being offered any opportunity to participate in) any opportunity presented to the Executive that may be considered a corporate opportunity of the Company, except opportunities in which the Company would be interested in its ordinary course of business, and the Executive shall have no obligation to communicate, offer, or present any opportunity presented to the Executive that may be considered a corporate opportunity of the Company, whether centered on geography, land rights, or otherwise except opportunities in which the Company would be interested in its ordinary course of business (the "Renouncement"). The Company acknowledges that the Renouncement is a material term of this Agreement and the Executive is specifically relying on the Renouncement in agreeing to enter into this Agreement. Except with respect to opportunities in which the Company would be interested in the ordinary course of its business and which are presented to the Executive in his capacity as a director or executive officer of the Company, to the fullest extent permitted by law, the Company hereby prospectively waives any and all claims arising from any business transacted by the Executive that could be construed as a corporate opportunity of the Company. A copy of the Board resolution is attached hereto as Exhibit B.

12.         No Disparagement. During the Term and through the second anniversary of the Termination Date, the Executive will not make public statements or communications that disparage the Company or any of its businesses, services, products, affiliates or current, former or future directors and executive officers in their capacity as such. During the Term and through the second anniversary of the Termination Date, the Company will instruct its directors and executives not to make public statements or communications that disparage the Executive. The foregoing obligations shall not be violated by truthful statements in response to legal process, required governmental or regulatory testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

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13.         Indemnification. During the Term and thereafter, the Company shall indemnify and hold the Executive and the Executive's heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys' fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive's service as an officer, director or employee, as the case may be, of the Company, or the Executive's service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company's request, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive's heirs or representatives such expenses, including litigation costs and attorneys' fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive's behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company; provided, however, that, the Company shall not indemnify or hold the Executive or the Executive's heirs and representatives harmless for any damages, costs, liabilities, losses or expenses to the extent such have resulted primarily from such Executive's negligence, bad faith or willful misconduct. During the Term and thereafter, the Company also shall provide the Executive with coverage under its then-current D&O Insurance to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive's right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall notify the Company and shall be entitled to separate representation at the Company's expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof), which counsel shall cooperate, and coordinate the defense, with the Company's counsel and minimize the expense of such separate representation to the extent consistent with the Executive's separate defense. This Section 13 shall continue in effect after the termination of the Executive's employment or the termination of this Agreement.

14.         Disputes.

(a)           Any dispute or controversy arising out of or relating to this Agreement or your employment, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York, New York (applying New York law) in accordance with, and pursuant to, the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). The single arbitrator shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Either party may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the Federal Arbitration Act or the New York Arbitration Act. The Company and the Executive will equally share the AAA administrative fees, as well as the arbitrator's fee and expenses, and each party will pay its own attorneys' fees and costs.

(b)           BOTH THE COMPANY AND THE EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

15.         Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

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16.         Successors and Assignment. This Agreement is personal to each of the parties hereto. Except as provided below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive's death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation). The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any such successor, and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement.

17.         Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18.         Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive's employment to the extent necessary to effectuate the terms contained herein.

19.         Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20.         Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices,

If to Executive:	Bernard Warman
172 Lakewood New Egypt Road
Lakewood, NJ 08701

If to Company:	PishPosh, Inc.
320 Cross Street
Lakewood, NJ 08701

21.           Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

22.           Governing Law. This is a New York contract and shall be construed under and be governed in all respects by the laws of New York for contracts to be performed in that State and without giving effect to the conflict of laws principles of New York or any other State.

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23.         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

PISHPOSH, INC.

By:
Name:
Title:

/s/ Bernard Warman
BERNARD WARMAN

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Exhibit A

All granted options vested as set forth in this Exhibit A will be exercisable as set forth in the Employment Agreement, or as otherwise provided in the related option plan or award agreement.

Treatment upon termination of employment

Death or Disability	Granted unvested awards shall vest as if service continued for twelve (12) months following the date of termination; however, any awards that would not vest during that twelve (12) month period will be cancelled. Vested options exercisable for the one (1) year following the date of termination.
Voluntary quit	Granted unvested awards cancelled. Vested options exercisable for ninety (90) days following the termination date.
Termination for Cause	Granted unvested awards cancelled. Vested options exercisable for ninety (90) days following the termination date.
Quit for Good Reason	Immediate vesting for all granted but unvested options. Vested options exercisable for ninety (90) days following the termination date.

The terms of any award under this section shall be more fully set forth in an award agreement. It is expressly acknowledged and agreed that this Exhibit A is a summary of the contemplated terms of the awards that will be subject to the terms of the award agreements and shall be subject to all required corporate approvals prior to effectiveness thereof.

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